Exhibit 99.3

News Release
FOR IMMEDIATE RELEASE

Beth Frost-Johnson, Sr. VP of Marketing
Merge Healthcare
414.977.4254
bfrost@merge.com

Michael D. Dunham, Chairman of the Board
Merge Healthcare
414.977.4000

Merge Healthcare Announces Second Quarter 2006 Results; Company Gains Current Status with SEC Filings

Company to Hold Investor Call at 1:00 PM EDT Today

Milwaukee, WI, September 6, 2006 - Merge Technologies Incorporated, d.b.a. Merge Healthcare (NASDAQ: MRGE; TSX: MRG), today announced the financial results for its second quarter and six months ended June 30, 2006, and the filing of its Form 10-Q for the quarter. The Company is seeking confirmation from NASDAQ that the filing of this report will bring the Company into full compliance, and will be satisfactory to maintain the listing of the Company’s common stock on the Nasdaq Global Market.

Financial Results:

Key financial information from the Second Quarter 2006 includes:

•                    For the three months ended June 30, 2006, the Company reported revenue of $31.7 million. For the six months ended June 30, 2006, the Company reported revenue of $47.9 million. The Company recognized previously deferred revenue of approximately $17.5 million for the three months ended June 30, 2006 and $18.0 million for the six months ended June 30, 2006.

•                    With a write-down of goodwill in this quarter as described below, the Company incurred a loss of $215.8 million or a loss of $6.41 per fully diluted share for the quarter. For the six months ended June 30, 2006, the Company incurred a loss of $220.7 million, or a loss of $6.56 per fully diluted share for the quarter.

•                    As first estimated in the Company’s Form 10-K filing on August 30, 2006, the Company reported a $219.4 million goodwill impairment charge for the three months ended June 30, 2006 which did not, and will not, result in any cash expenditures. The impairment test was conducted by estimating the single reporting unit’s fair value using what was considered to be the most reliable and readily available indicator of fair value, that being the quoted market prices of the Company’s Common Stock. The impairment loss relating to goodwill was determined by comparing the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. The Company completed its assessment of the fair value utilizing the assistance of independent valuation specialists.

•                    The Company’s cash balance as of June 30, 2006 was $60.7 million.

“Over the previous six months, we have dedicated a considerable amount of focus and energy on becoming current in our financial statements, thus fully meeting our listing requirements with NASDAQ. Our second quarter was obviously hampered by the shadow of the accounting restatements that we have now completed. Despite these difficulties, Merge was still able to expand its product offering and successfully deliver and implement solutions to our customers,” commented Chairman Michael Dunham.

Additional detailed information is available in the 2005 Form 10-K, 2006 Q1 Form 10-Q, and 2006 Q2 Form 10-Q, available at: http://www.mergehealthcare.com/investorrelations/index.htm (Click on Real-Time Filings).

The Company will conduct a conference call on Wednesday, September 6, 2006, at 1:00 PM Eastern Daylight Time, to provide a financial and operational update. Investors will have the opportunity to listen to the conference call live via phone or via the Internet.

To access the live call in the US and Canada, call 1.800.639.2197, or International, call 1.706.634.2159. Reference Conference ID #: 4978912. To access the call via the Internet, live or after the event, go to: http://audioevent.mshow.com/307121/.

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Merge Healthcare is a market leader in the development and delivery of medical imaging and information management software and services. Our innovative software solutions use leading-edge imaging software technologies that accelerate market delivery for our OEM customers, while our end-user solutions improve our customers’ productivity and enhance the quality of patient care they provide. For additional information, visit our website at www.merge.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. When used in this press release, the words “will,” “believes,” “intends,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied by, the forward-looking statements based on a number of factors, including, but not limited to, the uncertainty created by, the adverse impact on relationships with customers, potential customers, suppliers and investors potentially resulting from, and other risks associated with, the changes in the Company’s senior management; costs, risks and effects of the investigation by the Audit Committee of the Board of Directors; the impact of the restatement of financial statements of the Company and other actions that may be taken or required as a result of such restatement; risks associated with the Company’s possible delisting from the Nasdaq Global Market; costs, risks and effects of legal proceedings and investigations, including the informal, non-public inquiry being conducted by the Securities and Exchange Commission and class action, derivative, and other lawsuits; risks in product and technology development, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, ability to integrate acquisitions, changing economic conditions, credit and payment risks associated with end-user sales, dependence on major customers, dependence on key personnel, and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, or changed circumstances, or for any other reason.